                                                                      EXHIBIT 1

                                MERGER AGREEMENT

         This Merger Agreement ("Agreement") is entered into as of this 9th day of February, 1998, by and between United Bancorp, Inc. (hereinafter called "UBCP") and Southern Ohio Community Bancorporation, Inc. (hereinafter called "Southern").

                                    RECITALS

         A. UBCP is a corporation duly organized under the laws of the State of Ohio. Its principal office is located at 201 South Fourth Street, Martins Ferry, Ohio 43935. As of the date hereof, UBCP had authorized capital stock consisting of 10,000,000 shares of common stock, $1 par value ("UBCP Common Stock") of which a total of 2,238,314 shares were issued and outstanding and no shares were held as treasury shares. UBCP owns all of the outstanding capital stock of The Citizens Savings Bank and the Citizens-State Bank each of which is a state banking corporation organized under the laws of the State of Ohio, hereinafter the Subsidiaries.

         B. Southern is a corporation duly organized under the laws of the State of Ohio. Its principal office is located at 88 High Street, Glouster, Ohio 45732. As of the date hereof, Southern had authorized capital stock consisting of 39,000 shares of common stock, $5 par value ("Southern Common Stock"), of which 39,000 shares were issued and outstanding and no shares were held as treasury shares. Southern owns all of the outstanding capital stock of The Glouster Community Bank (hereinafter referred to as the "Glouster Bank"), a banking corporation organized under the laws of the State of Ohio.

         C. The Board of Directors of UBCP and the Board of Directors of Southern, respectively, have each unanimously approved the entering into of this Merger Agreement and have authorized the execution and delivery of this Merger Agreement. From and after the time the merger of Southern into UBCP shall become effective, the "Merger" as defined in Section 1 of this Merger Agreement, and as and when required by this Merger Agreement, UBCP will issue shares of UBCP Common Stock in exchange for all of the issued and outstanding shares of Southern Common Stock in accordance with the provisions hereinafter set forth. It is understood by each of the parties hereto that UBCP seeks to acquire Southern and all of the operating assets of Southern including the Glouster Bank and the entities and assets which Southern and the Glouster Bank may acquire prior to the time the Merger shall become effective, through the Merger of Southern with and into UBCP under the charter of UBCP and Glouster Bank will, immediately after the effective date of the Merger, remain an independent operating subsidiary of UBCP. The parties will exert their best efforts to obtain such regulatory approvals and to complete such other actions as are necessary or appropriate to effect the Merger.

                                   AGREEMENT

In consideration of mutual covenants and premises herein contained, UBCP and Southern hereby make this Merger Agreement and prescribe the terms and conditions of the Merger and the mode of carrying the Merger into effect as follows:

1. Merger. Subject to the terms and conditions hereinafter set forth, Southern shall be merged with and into UBCP under the Articles of Incorporation of UBCP pursuant to and in accordance with the applicable provisions of the laws of the State of Ohio ("Merger").

2. Name. The name of the surviving holding corporation (hereinafter called the "Surviving Corporation" whenever reference is made to it as of the time the Merger shall become effective, as hereinafter provided, or thereafter) shall be "United Bancorp, Inc."

3. Business. The business of UBCP as the Surviving Corporation shall be that of a bank holding company. The Surviving Corporation shall exist by virtue of, and be governed by the laws of the State of Ohio and shall have its principal office in Ohio at 4th at Hickory Street, Martins Ferry, Ohio 43935.

4. Effective Time of Merger: Certificate of Merger. The Merger shall become effective upon the date of the filing of the appropriate Certificate of Merger with the Ohio Secretary of State (the "time the Merger shall become effective") in accordance with applicable provisions of the laws of the State of Ohio.

         The Articles of Incorporation of UBCP in effect immediately prior to the time the Merger shall become effective, shall be the Articles of Incorporation of the Surviving Corporation, and the Code of Regulations of UBCP in effect immediately prior to the time the Merger shall become effective, shall be the Code of Regulations of the Surviving Corporation.

5. Effect of Merger. At the time the Merger shall become effective, the separate corporate existence of Southern shall, in accordance with applicable provisions of the laws of the State of Ohio, be merged into and continued in UBCP as the Surviving Corporation, with the effect as provided by Section 1701.82 of the Ohio Revised Code.

6. Liabilities upon Merger. The Surviving Corporation shall be responsible for all of the liabilities and obligations of each of the corporations so merged in the same manner and to the same extent as if such single corporation had itself incurred the same or contracted therefor, all in the manner and as provided for by Sections 1701.82(A)(1),(2),(3),(4), and (5) of the Ohio Revised Code.

7.       Conversion of Shares.

         (a)     At the time the Merger shall become effective;

                 (i) All of the outstanding shares of Southern Common Stock shall be converted by operation of law into shares of UBCP Common Stock without any action by the holder thereof and each such share shall be exchanged for 11 shares of UBCP Common Stock hereinafter the "Exchange Ratio."

                 (ii) The shares of UBCP Common Stock issued and outstanding immediately prior to the time the Merger shall become effective shall continue to be issued and outstanding shares of the Surviving Corporation.

                 (iii) If prior to the Merger, shares of UBCP Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or there occurs a distribution of warrants or rights with respect to the UBCP Common Stock or a stock dividend, stock split or other general distribution of UBCP Common Stock is declared with a record date prior to the effective time of the Merger, then in any event the Exchange Ratio shall be appropriately adjusted.

         (b) No fractional shares of UBCP Common Stock will be issued by UBCP in connection with the Merger, but in lieu thereof, holders of Southern Common Stock shall, upon surrender of the certificate or certificates formerly representing such Southern Common Stock be paid cash without interest by UBCP for such fractional share(s). The cash paid for each fractional share shall be the same fraction of the average bid and asked closing price per share of UBCP Common Stock on the Closing Date.

         (c) As soon as practicable, but not later than thirty (30) days after the time the Merger shall become effective, and subject to the provisions set forth above relating to the fractional shares, UBCP, or American Stock Transfer and Trust Company, New York, as Exchange Agent, will distribute to the former holders of Southern Common Stock in exchange for and upon surrender for cancellation by such holders of a certificate or certificates formerly representing shares of Southern Common Stock the certificate(s) for shares of UBCP Common Stock in accordance with the Exchange Ratio and any cash payment in lieu of fractional shares. Each certificate formerly representing Southern Common Stock (other than certificates representing shares of Southern Common Stock subject to the rights of dissenting shareholders) shall be deemed for all purposes to evidence the ownership of the number of whole shares of UBCP Common Stock and cash for fractional share interests in UBCP Common Stock into which such shares have been converted pursuant to the Exchange Ratio. Until surrender of the certificate or certificates formerly representing shares of Southern Common Stock, the holder thereof shall not be entitled to receive any dividend or other payment or distribution payable to holders of UBCP Common Stock. Upon such surrender (or in lieu of surrender other provisions reasonably satisfactory to UBCP as are made as set forth in the next following paragraph), there shall be paid to the person entitled thereto the aggregate amount of dividends or other payments or distributions (in each case without interest) which became payable after the time the Merger shall become effective on the whole shares of UBCP Common Stock represented by the certificates issued upon such surrender and exchange or in accordance with such other provisions, as the case may be. After the time the Merger shall become effective, the holders of certificates formerly representing shares of Southern Common Stock shall cease to have rights with respect to such shares (except such rights, if any, as a holder of certificates formerly representing shares of Southern Common Stock may have as dissenting shareholders pursuant to the Ohio General Corporation Law) and except as aforesaid, their sole rights shall be to exchange said certificates for certificates for shares of UBCP Common Stock in accordance with this Merger Agreement.

                 Certificates formerly representing shares of Southern Common Stock surrendered for cancellation by each shareholder entitled to exchange shares of Southern Common Stock for shares of UBCP Common Stock by reason of the Merger shall be accompanied by such appropriate instruments of transfer as UBCP may reasonably require, provided, however, that if there be delivered to UBCP by any person who is unable to produce any such certificate formerly representing shares of Southern Common Stock for transfer (i) evidence to the reasonable satisfaction of UBCP that any such certificate has been lost, wrongfully taken or destroyed, and (ii) such indemnity agreement and, at the discretion of UBCP, an indemnity bond, as reasonably may be requested by UBCP to save it harmless, and (iii) evidence to the reasonable satisfaction of UBCP that such person is the owner of the shares theretofore represented by each certificate claimed by him to be lost, wrongfully taken or destroyed and that he is the person who would be entitled to present each such certificate and to receive shares of UBCP Common Stock pursuant to this Merger Agreement, then UBCP, in the absence of actual notice to it that any shares theretofore represented by any such certificate have been acquired by a bona fide purchaser, shall deliver to such person the certificate(s) representing shares of UBCP Common Stock which such person would have been entitled to receive upon surrender of each such lost, wrongfully taken or destroyed certificate representing shares of Southern Common Stock.

8. Board of Directors. The Board of Directors of UBCP as constituted at the time the Merger shall become effective shall serve as the Board of Directors of UBCP as the Surviving Corporation, plus Mr. L. E. Richardson, Jr. whom UBCP undertakes to appoint to the Board of Directors of UBCP as soon as practicable following the effective date of the Merger.

9. Discussions with Others. From and after the date hereof, Southern will not, directly or indirectly, through any of its officers, directors, employees, agents or advisors or other representatives or consultants, solicit or initiate or knowingly encourage, including by means of furnishing information, any proposals or offers from any person (other than UBCP) relating to any acquisition or purchase of all or a material amount of the assets of, or any securities of, or any merger, tender offer, consolidation or business combination with, Southern (an "Acquisition Proposal"); providing, however, that Southern may furnish information and may consider, evaluate and engage in discussions or negotiations with any person if outside counsel advises Southern's directors that failure to furnish such information or engage in such discussions or negotiations could involve Southern's directors in a breach of their fiduciary duties. If the Board of Directors of Southern receives a request for confidential information from a potential bidder for Southern and the Board of Directors determines, after consultation with outside counsel, that the Board of Directors has a fiduciary obligation to provide such information to a potential bidder, then Southern may, subject to a confidentiality agreement substantially similar to that previously executed with UBCP, provide such potential bidder with access to information regarding Southern. Southern shall promptly notify UBCP, orally and in writing, if any such proposal or offer is made and shall, in any such notice, indicate the identity and terms and conditions of any proposal or offer, or any such inquiry or contact. Southern shall keep UBCP advised of the progress and status of any such proposals or offers. The obligation of the Board of Directors of Southern to convene a meeting of its shareholders and to recommend the adoption and approval of this Agreement to the shareholders of Southern shall be subject to the fiduciary duties of the Directors, as determined by the Directors after consultation with their outside counsel, and nothing contained in this Agreement shall prevent the Board of Directors of Southern from approving or recommending to the shareholders of Southern any unsolicited offer or proposal by a third party if required in the exercise of their fiduciary duties, as determined by the Directors after consultation with outside counsel. In order to induce UBCP to enter into this Agreement and incur the substantial expenses involved in effectuating the transactions contemplated herein, Southern agrees and does hereby promise to pay to UBCP the sum of Five Hundred Thousand Dollars ($500,000), upon UBCP's demand therefor, in the event that the Southern shareholders: (i) fail to approve the proposed transaction with UBCP, and (ii) Southern or its shareholders receive an offer from and negotiate with any party other than UBCP at any time within one (1) year of the date hereof concerning a merger, consolidation, purchase of substantially all of the Southern Common Stock, or similar transaction involving either Southern or Glouster Bank or the sale of all or substantially all of the assets of Southern and/or Glouster Bank.

10. Undertakings of the Parties. UBCP and Southern further agree as follows:

         (a) This Merger Agreement shall be submitted to the shareholders of Southern for approval and adoption at a meeting to be called and held in accordance with law and the Articles of Incorporation and Code of Regulations of Southern.

         (b) UBCP and Southern will cooperate in the preparation by UBCP of the application to the Board of Governors of the Federal Reserve System (the "Board") under the appropriate provisions of Section 3 of the Bank Holding Company Act of 1956, as amended, and to any other state or federal regulatory agency which may be required to facilitate the Merger. UBCP will file such applications promptly after the date of this Merger Agreement and shall forward a copy of such applications to Southern and its counsel upon filing. UBCP and Southern will cooperate in the preparation of proxy and registration statements under federal and state securities laws so as to facilitate the exchange of shares as contemplated by this Merger Agreement.

         (c) Each party will assume and pay all of its fees and expenses incurred by it incident to the negotiation, preparation and execution of this Agreement, obtaining of the requisite regulatory and shareholder consents and approvals and all other acts incidental to, contemplated by or in pursuance of this Agreement. UBCP shall promptly prepare and file at no expense to Southern: (i) any and all required regulatory applications necessary in connection with the transactions contemplated by this Agreement; and (ii) an S-4 Registration Statement to be filed with the Securities and Exchange Commission to register the shares of UBCP Common Stock to be issued in connection with the transactions contemplated by this Agreement. Such registration statement will not cover resales by any persons who may be considered "underwriters" under Rule 145(c) of the Securities Act of 1933, as amended (the "1933 Act"). UBCP will also take any action required to be taken under any applicable state securities or "Blue Sky" laws in connection with the Merger. UBCP will provide Southern and its counsel with a copy of the S-4 Registration Statement for review and comment prior to filing with the Securities and Exchange Commission.

         (d) All information furnished by one party to another party in connection with this Merger Agreement and the transactions contemplated hereby will be kept confidential by such other party and will be used only in connection with this Merger Agreement and the transactions contemplated hereby, except to the extent that such information: (i) is already known to such other party when received; (ii) thereafter becomes lawfully obtainable from other sources; or (iii) is required to be disclosed in any document filed with the Securities and Exchange Commission, the Board, or any other governmental agency or authority (except under a claim of confidentiality). In the event the Merger Agreement is terminated, all such information shall be promptly returned by each party to the other party or be destroyed.

         (e) After: (i) receipt of the Federal Reserve Board's prior approval of UBCP's acquisition of Southern; (ii) the approval of the shareholders of Southern, as provided in Section 10(a) has occurred; and (iii) all other regulatory approvals have been obtained and the regulatory waiting period(s) have expired, UBCP shall designate the date as of which UBCP desires the Merger to become effective and shall file the appropriate Certificate of Merger with the Ohio Secretary of State in accordance herewith and the time the Merger shall become effective shall occur at the time and on the date so designated, consistent with the terms of Section 4 hereof. However, any date so specified shall not be later than the last day of the month following the month in which the last of the above (i-iii) shall occur.

         (f) Subject to the terms and conditions of this Merger Agreement, UBCP and Southern each agree that, subject to applicable laws and to the fiduciary duties of its Directors, each will promptly take or cause to be taken all action, and promptly do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Merger and other transactions contemplated by this Merger Agreement.

         (g) UBCP undertakes to cause, immediately after the effective date of the Merger, the election as Directors of Glouster Bank, all those persons serving as outside-Directors immediately prior to the effective time of the Merger together with two additional persons to be selected by UBCP.

         (h) UBCP and its Board of Directors undertake to cause, immediately after the effective date of the Merger:(i) the appointment of Harold A. Price, Interim-President and Chief Executive of Glouster Bank, and (ii) to cause the election by the Board of Directors of Glouster Bank, Mr. L. E. Richardson, Jr. as Chairman of Glouster Bank, a non-executive officer and non-employee position.

         (i) Southern shall provide, immediately prior to the effective time of the Merger, a certificate of its President who shall identify each person who may reasonably be considered an affiliate of Southern within the meaning of Rule 145 of the Securities and Exchange Commission.

         (j) Southern agrees to cause Glouster Bank to permit a UBCP representative to attend all meetings of Glouster Bank's Board of Director and all loan committee meetings of Glouster Bank from and after the date of this Agreement and through the effective time of the Merger. Nothing herein shall prohibit Southern or Glouster Bank from making independent decisions, including lending decisions, of its or their Boards of Directors.

         (k) UBCP undertakes to cause, for at least two (2) years following the time the Merger shall become effective: (i) the name of Glouster Bank to remain unchanged, and (ii) to refrain from closing any offices of Glouster Bank.

         (l) UBCP and Southern agree that Southern may purchase "tail coverage" as provided for in the current insurance policies maintained by Southern and/or Glouster Bank (or substitute policies with substantially the same coverage and terms) covering Southern and Glouster Bank's directors' and officers' liability with respect to claims which arise from factors or events which occurred before the effective time of the Merger, provided, that the aggregate cost of such "tail insurance" shall not exceed $5,000.

11. Dissenting Shareholders. Holders of Southern Common Stock shall have the rights accorded to dissenting shareholders under Section 1701.85 of the Ohio Code, as amended.

12. Representations and Warranties of UBCP. UBCP represents and warrants to Southern as follows:

          (a) UBCP is a corporation duly organized and validly existing under the laws of the State of Ohio, is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and is qualified to do business and is in good standing in the State of Ohio, together with all other jurisdictions where it is both required to so qualify and the failure to so qualify would have material and adverse consequences to UBCP. UBCP has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to engage in the businesses and activities now conducted by it. As of the date of this Agreement, the authorized capital stock of UBCP consisted of 10,000,000 shares of common stock, $1 par value, of which a total of 2,238,314 shares were issued and outstanding and no shares were held as treasury shares. All of said shares of capital stock are fully paid and nonassessable and are not issued in violation of the preemptive rights of any shareholder. UBCP owns all of the outstanding capital stock of UBCP's Subsidiaries.

         (b) UBCP has furnished to Southern and its counsel copies of the following financial statements relating to UBCP and its consolidated subsidiaries: (i) the audited Consolidated Balance Sheet of UBCP as of December 31,

                 1996 and 1995 and the Consolidated Statements of Income, Shareholders' Equity and Statements of Cash Flows for the years then ended, together with the notes and report of Crowe, Chizek & Company LLP thereto and its quarterly financial reports on Form 10Q for each of the three quarters ended September 30, 1997. Each of the aforementioned financial statements is true and correct in all material respects and together present fairly the consolidated financial position and results of operations of UBCP as of the dates and for the periods therein set forth in conformity with generally accepted accounting principles ("GAAP"). Such financial statements do not, as of the dates thereof, include any material asset or omit any material liability, absolute or contingent, or other fact, the inclusion or omission of which renders such financial statements, in light of the circumstances under which they were made, misleading in any material respect. Since September 30, 1997, there has not been any material adverse change in the financial condition, results of operations, business or prospects of UBCP and its subsidiaries on a consolidated basis.

         (c) The Board of Directors of UBCP has unanimously authorized execution of this Merger Agreement and approved the merger of Southern and UBCP as contemplated by said Merger Agreement., has all requisite power and authority to enter into this Merger Agreement and UBCP has the authority to consummate the transactions contemplated hereby. This Merger Agreement constitutes the valid and legally binding obligation of UBCP and this Merger Agreement and the consummation hereof has been duly authorized and approved on behalf of UBCP by all requisite corporate action. Provided the required approvals are obtained from the Federal Reserve Board and any other necessary regulatory agencies, neither the execution and delivery of this Merger Agreement nor the consummation of the Merger will conflict with, result in the breach of, constitute a default under or accelerate the performance provided by the terms of any law, or any rule or regulation of any governmental agency or authority or any judgment, order or decree of any court or other governmental agency to which UBCP may be subject, any contract, agreement or instrument to which UBCP is a party or by which UBCP is bound or committed, or the Articles of Incorporation or Code of Regulations of UBCP or the Articles of Incorporation or Code of Regulations of UBCP's Subsidiaries, or constitute an event which, including with the lapse of time or action by a third party, could, to the best of UBCP's knowledge, result in the default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon any of the assets or properties of UBCP or any of its subsidiaries or upon any of the stock of UBCP or any of its subsidiaries, except, however, in the case of contracts, agreements or instruments, such defaults, conflicts or breaches which either (i) will be cured or waived prior to the time the Merger becomes effective, or (ii) if not so cured or waived would not, in the aggregate, have any material adverse effect on the financial condition, results of operations or business of UBCP on a consolidated basis.

         (d) There is no litigation, action, suit, investigation or proceeding pending or, to the best of the knowledge after due inquiry of UBCP and its executive officers, threatened, against UBCP or its subsidiaries or involving any of their respective properties or assets, at law or in equity, before any federal, state, municipal, local or other governmental authority, involving a material amount which, if resolved adversely to the interest of UBCP or its subsidiaries, would materially affect the financial condition or operations of UBCP or its subsidiaries on a consolidated basis and/or UBCP's ability to perform under this Merger Agreement, and to the best of the knowledge and belief after due inquiry of UBCP and its executive officers, no one has asserted and no one has reasonable or valid grounds on which it reasonably can be expected that anyone will assert any such claims against UBCP or its subsidiaries based upon the wrongful action or inaction of UBCP or its subsidiaries or any of their respective officers, directors or employees.

         (e) At the time the Merger shall become effective and on such subsequent date when the former shareholders of Southern surrender their Southern share certificates for cancellation, the shares of UBCP Common Stock to be received therefore will have been duly authorized and validly issued by UBCP and will be fully paid and nonassessable and be issued free of preemptive rights.

         (f) UBCP has timely filed all reports and registration statements (collectively, "SEC Documents") required to be filed by it pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and such SEC Documents complied in all material respects with the Securities Act of 1933 and the Securities Exchange Act of 1934 and all applicable rules and regulations promulgated thereunder (the "SEC Laws"). UBCP has delivered to Southern copies of the Annual Report on Form 10-K filed with the Securities and Exchange Commission by UBCP for its fiscal year ended December 31, 1996, including exhibits and all documents incorporated by reference therein, and the proxy materials disseminated by UBCP to its shareholders in connection with the 1997 Annual Meeting of Shareholders of UBCP, together with its Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission for the quarters ended March 31, June 30, and September 30, 1997. Such Annual and Quarterly Reports and proxy materials and the SEC Documents do not misstate a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

         (g) Since September 30, 1997: (i) each of UBCP and its subsidiaries has conducted business in the ordinary course, and has preserved its corporate existence, business and goodwill intact; (ii) there has been no material adverse change in the assets, liabilities, business or operations of UBCP or its subsidiaries; and (iii) there has been no damage, destruction, loss, or which in the aggregate has had or might reasonably be expected to have a material adverse effect on the business or operations of UBCP or any of its subsidiaries.

         (h) To the best of the knowledge after due inquiry of UBCP and its executive officers, UBCP and UBCP's Subsidiaries have complied with all laws, regulations and orders applicable to UBCP and UBCP's Subsidiaries and to the conduct of their businesses, including without limitation, all statutes, rules and regulations pertaining to the conduct of banking activities except for possible technical violations which together with any penalty which results therefrom do not or will not have a material adverse effect on the financial condition, results of operations or business of UBCP and UBCP's Subsidiaries on a consolidated basis. Neither UBCP nor UBCP's Subsidiaries are in default under, and no event has occurred which, with the lapse of time or action by a third party, could, to the best of UBCP's knowledge after due inquiry, result in the default under the terms of any judgment, decree, order, writ, rule or regulation of any governmental authority or court, whether federal, state or local and whether at law or in equity, where the default(s) could reasonably be expected to have a material adverse effect on the financial conditions, results of operations or business of UBCP and UBCP's Subsidiaries on a consolidated basis.

         (i) UBCP has duly and timely filed all federal, state, county and local income, excise, real and personal property and other tax returns and reports (including, but not limited to, social security, withholding, unemployment insurance, and sales and use taxes) required to have been filed by UBCP up to the date hereof. To the best of the knowledge and belief of UBCP all such returns are true and correct in all material respects, and UBCP has paid or, prior to the time the Merger shall become effective, will pay all taxes, interest and penalties shown on such return or reports or claimed (other than those claims being contested in good faith) to be due to any federal, state, county, local or other taxing authority, and there is, and at the time the Merger shall become effective will be, no basis for any additional claim or assessment which might materially and adversely affect UBCP or UBCP's Subsidiaries, and for which an adequate reserve has not been established. To the best of its knowledge and belief, UBCP has paid or made adequate provision in its financial statements or its books and records for all taxes payable in respect of all periods ending as of the date thereof. To the best of its knowledge and belief UBCP has, or at the time the Merger shall become effective will have, no material liability for any taxes, interest or penalties of any nature whatsoever, except for those taxes which may have arisen up to the time the Merger shall become effective in the ordinary course of business and are properly accrued on the books of UBCP as of the time the Merger shall become effective.

         (j) The deposits of UBCP's Subsidiaries are insured by the Federal Deposit Insurance Corporation and UBCP's Subsidiaries has paid all premiums and assessments with respect to such deposit insurance.

         (k) UBCP has no knowledge of any hazardous substances, hazardous waste, pollutant or contaminant, including, but not limited to, asbestos (except as previously disclosed to Southern in a letter of even date herewith), PCB's or urea formaldehyde, having been generated, released into, stored or deposited over, upon or below (in storage tanks or otherwise) the premises of UBCP or UBCP's Subsidiaries or any other real property owned or leased by UBCP or UBCP's Subsidiaries, or into any water systems on or below the surface of UBCP or UBCP's Subsidiaries premises or any other real property owned or leased by UBCP or UBCP's Subsidiaries in violation of any law, regulation or requirement or in any manner which could result in a material adverse impact on the value of the premises or property or present a threat to human health or the environment. As used in this Merger Agreement, the terms "hazardous substance," "hazardous waste, "pollutant" and "contaminant" mean any substance, waste, pollutant or contaminant included within such terms under any applicable Federal, state or local statute or regulation.

         (l) UBCP and UBCP's Subsidiaries have in effect insurance coverage with reputable insurers, which in respect of amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks customarily insured against by companies comparable in size and operation to UBCP or UBCP's Subsidiaries.

13. Representations and Warranties of Southern. Southern represents and warrants to UBCP as follows:

         (a) Southern is a corporation duly organized and validly existing under the laws of the State of Ohio, and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. Southern has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required which, if not obtained or possessed, would have a materially adverse effect on the business and operations of Southern) to engage in the businesses and activities now conducted by it. As of the date of this Merger Agreement, the authorized capital stock of Southern consists of 39,000 shares of common stock, $5 par value, of which a total of 39,000 shares are issued and outstanding and no shares are held as treasury shares. All of said shares of capital stock are fully paid and nonassessable and were not issued in violation of the preemptive rights of any shareholder. There are no outstanding options, warrants or commitments of any kind relating to Southern's authorized but Unicode capital stock except as disclosed in the letter to UBCP of even date herewith.

         (b) Southern has furnished to UBCP copies of the following financial statements relating to Southern and its consolidated subsidiaries: (i) the audited Consolidated Balance Sheets of Southern as of December 31, 1996 and 1995 and the Consolidated Statements of Income, Changes in Shareholders' Equity and Statements of Cash Flows for the years then ended, together with the notes and report of Robb, Dixon, (ii) copies of all reports of Southern and Glouster Bank as filed with the appropriate regulatory agencies, as of and for the years ended December 31, 1997 and 1996 and through the date hereof. Each of the aforementioned financial statements is true and correct in all material respects and together present fairly in all material respects the consolidated financial position and results of operations of Southern as of the dates and for the periods therein set forth in conformity with GAAP. Such financial statements do not, as of the dates thereof, include any material asset or omit any material liability, absolute or contingent, or other fact, required to be included or omitted as the case may be, by GAAP. Since December 31, 1996, there has not been any material adverse change in the financial condition, results of operations, or business of Southern and Glouster Bank on a consolidated basis.

         (c) The Board of Directors of Southern unanimously has authorized execution of this Merger Agreement and agrees to unanimously recommend the Agreement to its shareholders. Subject to the approval by the shareholders of Southern, Southern has all requisite power and authority to enter into this Merger Agreement. Southern owns all of the shares of Glouster Bank and Southern has the authority to consummate the transactions contemplated hereby so that, provided all required corporate and regulatory approvals are obtained and all conditions to Southern's obligations as set forth in this Merger Agreement are satisfied, neither the execution and delivery of this Merger Agreement nor the consummation of the Merger will conflict with, result in the breach of, constitute a default under or accelerate the performance provided by the terms of any law, or any rule or regulation of any governmental agency or authority or any judgment, order or decree of any court or other governmental agency to which Southern may be subject, any contract, agreement or instrument to which Southern is a party or by which Southern is bound or committed, or the Articles of Incorporation or Code of Regulations of Southern or Glouster Bank, or constitute an event which with the lapse of time or action by a third party, could, to the best of Southern's knowledge, result in the default under any of the foregoing or result in the creation of any lien, charge, encumbrance upon any of the assets, property or capital stock of Southern, except, however, in the case of contracts, agreements or instruments, such defaults, conflicts or breaches which either (i) will be cured or waived prior to the time the Merger becomes effective, or (ii) if not so cured or waived would not, in the aggregate, have any material adverse effect on the financial condition, results of operations or business of Southern and Glouster Bank on a consolidated basis.

         (d) Except as previously disclosed to UBCP, to the best of the knowledge after due inquiry of Southern and its executive officers there is no litigation, action, suit, investigation or proceeding pending or, to the best of their knowledge after due inquiry of Southern and its executive officers, overtly threatened, against Southern or Glouster Bank or involving any of their respective properties or assets, at law or in equity, before any federal, state, municipal, local or other governmental authority, involving a material amount which, if resolved adversely to the interest of Southern or Glouster Bank would materially affect the financial condition or operations of Southern and Glouster Bank on a consolidated basis and/or Southern's ability to perform under this Merger Agreement. To the best knowledge after due inquiry of Southern and its executive officers, no one has asserted and no one has reasonable or valid ground on which it reasonably can be expected that anyone will assert any such claims against Southern or Glouster Bank or be based upon the wrongful action or inaction of Southern or Glouster Bank or any of their respective officers, directors or employees.

         (e) To the best of the knowledge after due inquiry of Southern and its executive officers, Southern and Glouster Bank have good and marketable title to all assets and properties, whether real or personal, tangible or intangible, including without limitation the capital stock of Glouster Bank, reflected in Southern's Balance Sheet of December 31, 1997 or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since December 31, 1997) subject to no liens, mortgages, security interests, encumbrances, pledges or charges of any kind, except: (i) those items that secure liabilities that are reflected in said Balance Sheet;
                 (ii) statutory liens for taxes not yet delinquent; (iii) minor defects and irregularities in title and encumbrances which do not materially impair the use thereof for the purposes for which they are held; (iv) pledges or liens required to be granted in connection with the acceptance of government deposits or granted in connection with repurchase agreements; and (v) easements, encumbrances, liens, mortgages and security interests of record which do not impair the use thereof for the purposes intended and such liens, mortgages, security interests, encumbrances and charges are not in the aggregate, material to the assets and properties of Southern. Southern or Glouster Bank have as lessee the contractual right under valid leases to occupy, use, possess and control all material property leased by Southern or Glouster Bank.

         (f) To the best of the knowledge after due inquiry of Southern and its executive officers, Southern and Glouster Bank have complied with all laws, regulations and orders applicable to Southern and Glouster Bank and to the conduct of their businesses, including without limitation, all statutes, rules and regulations pertaining to the conduct of banking activities except for possible technical violations which together with any penalty which results therefrom do not or will not have a material adverse effect on the financial condition, results of operations or business of Southern and Glouster Bank on a consolidated basis. Neither Southern nor Glouster Bank are in default under, and no event has occurred which, with the lapse of time or action by a third party, could, to the best of Southern's knowledge after due inquiry, result in the default under the terms of any judgment, decree, order, writ, rule or regulation of any governmental authority or court, whether federal, state or local and whether at law or in equity, where the default(s) could reasonably be expected to have a material adverse effect on the financial conditions, results of operations or business of Southern and Glouster Bank on a consolidated basis.

         (g) Except as disclosed in Southern's letter to UBCP of even date herewith, Southern and Glouster Bank have not, since December 31, 1997 to the date hereof: (i) issued or sold any of its capital stock or any issued any corporate debt securities other than in the ordinary course of its banking business;
                 (ii) granted any option for the purchase of capital stock;
                 (iii) declared or set aside or paid any dividend or other distribution in respect of its capital stock except as permitted pursuant to Section 14(a) hereof or, directly or indirectly, purchased, redeemed or otherwise acquired any shares of such stock; (iv) incurred any obligation or liability (absolute or contingent), except for obligations reflected in this Merger Agreement, and except for obligations or liabilities incurred in the ordinary course of business, or mortgaged, pledged or subjected to lien or encumbrance (other than statutory liens for taxes not yet delinquent or other than in the ordinary course of business) any of its assets or properties; (v) discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than the current portion of any long term liabilities which become due after December 31, 1997, business, liabilities incurred in carrying out the transactions contemplated by this Merger Agreement and obligations and liabilities paid in the ordinary course of business; (vi) sold, exchanged or otherwise disposed of any of its material capital assets outside the ordinary course of business; (vii) made any officers' salary increase or wage increase, entered into any employment contract with any officer or salaried employee or, instituted any employee welfare, bonus, stock option, profit- sharing, retirement or similar plan or arrangement; (viii) suffered any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting its business, property or assets or waived (except for fair consideration) any rights of value which are material in the aggregate, considering Southern's business taken as a whole; or (ix) entered or agreed to enter into any agreement or arrangement granting any preferential right to purchase any of its assets, properties or rights or requiring the consent of any party to the transfer and assignment of any such assets, properties or rights.

         (h) Except as set forth in Southern's letter to UBCP of even date herewith, neither Southern nor Glouster Bank is a party to or bound by any written or, to the best of its knowledge after due inquiry, oral: (i) employment or consulting contract which is not terminable by Southern or Glouster Bank on 60 days or less notice, (ii) employee bonus, deferred compensation, pension, stock bonus or purchase, profit-sharing, retirement or stock option plan, (iii) other employee benefit or welfare plan, or (iv) other executory material agreements which in any case obligate Southern or Glouster Bank to make any payment(s) which in the aggregate exceed $5,000 per year except for contracts terminable on 60 days' notice. All such pension, stock bonus or purchase, profit-sharing, defined benefit and retirement plans set forth under the caption "Qualified Plans" in the Southern letter (hereinafter referred to collectively as the "plans") are qualified plans under Section 401(a) of the Internal Revenue Code and in compliance in all material respects with ERISA. All material notices, reports and other filings required under applicable law to be given or made to or with any governmental agency with respect to the plans have been timely filed or delivered where failure to file could result in a penalty or result in disqualification of the plan. Southern has no knowledge either of any circumstances which would adversely affect the qualification of the plans or their compliance with ERISA, or of any unreported "reportable event" (as such term is defined in Section 4043(b) of ERISA) or, except as indicated in the Southern letter to UBCP of even date herewith, any "prohibited transaction" (as such term is defined in Section 406 of ERISA and Section 4975(c) of the Internal Revenue Code) which has occurred since the date on which said sections became applicable to the plans. No such plan is subject to the minimum funding standards set forth in the Code and ERISA.

         (i) Southern has duly filed all federal, state, county and local income, excise, real and personal property and other tax returns and reports (including, but not limited to, social security, withholding, unemployment insurance, and sales and use taxes) required to have been filed by Southern up to the date hereof. Except as set forth in Southern's letter to UBCP of even date herewith, to the best of the knowledge and belief of Southern all such returns are true and correct in all material respects, and Southern has paid or, prior to the time the Merger shall become effective, will pay all taxes, interest and penalties shown on such return or reports or claimed (other than those claims being contested in good faith and which have been disclosed to UBCP) to be due to any federal, state, county, local or other taxing authority, and there is, and at the time the Merger shall become effective will be, no basis for any additional claim or assessment which might materially and adversely affect Southern or Glouster Bank and for which an adequate reserve has not been established. To the best of its knowledge and belief, Southern has paid or made adequate provision in its financial statements or its books and records for all taxes payable in respect of all periods ending as of the date thereof. To the best of its knowledge and belief, Southern has, or at the time the Merger shall become effective will have, no material liability for any taxes, interest or penalties of any nature whatsoever, except for those taxes which may have arisen up to the time the Merger shall become effective in the ordinary course of business and are properly accrued on the books of Southern as of the time the Merger shall become effective.

         (j) Southern has no knowledge of any hazardous substances, hazardous waste, pollutant or contaminant, including, but not limited to, asbestos except as disclosed to UBCP in the Southern letter of even date herewith, PCB's or urea formaldehyde, having been generated, released into, stored or deposited over, upon or below (in storage tanks or otherwise) the Glouster Bank premises or any other real property owned or leased by Southern or Glouster Bank, or into any water systems on or below the surface of the Glouster Bank premises or any other real property owned or leased by Southern or the Glouster Bank in violation of any law, regulation or requirement or in any manner which could result in a material adverse impact on the value of the premises or property or present a threat to human health or the environment. As used in this Merger Agreement, the terms "hazardous substance," "hazardous waste, "pollutant" and "contaminant" mean any substance, waste, pollutant or contaminant included within such terms under any applicable Federal, state or local statute or regulation.

         (k) Southern or Glouster Bank has in effect insurance coverage with reputable insurers, which in respect of amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks customarily insured against by companies comparable in size and operation to Southern or Glouster Bank.

         (l) Other than as previously disclosed to UBCP, in writing, with respect to fees owing to Young & Associates, Inc. and Robb Dixon relating to the Merger and other than professional fees and disbursements of its accountants and attorneys, Southern has not incurred and will not incur any liability for brokerage, finders', agents', or investment bankers' fees or commissions in connection with this Merger Agreement or the transactions contemplated hereby.

14. Action by Southern Pending Effective Time. Southern agrees that from the date of this Merger Agreement until the time the Merger shall become effective, or until this Merger Agreement is terminated as provided for herein, except with prior written permission of UBCP:

         (a) Beginning with the date hereof and until such time as the Merger shall become effective, Southern will not declare or pay any dividends (cash or stock) or make any distributions other than its ordinary and normal quarterly cash dividend payable on dates and in amounts consistent with past practice, at the rate of $1.20 per share per year for the year ended December 31, 1998.

         (b) Southern will not issue, sell, grant any option for, or acquire for value any shares of its capital stock or otherwise effect any change in connection with its capitalization.

         (c) Except as set forth in or contemplated by this Merger Agreement, Southern and Glouster Bank will carry on their respective businesses in substantially the same manner as on the date hereof, keep in full force and effect insurance comparable in amount and scope of coverage to that now maintained by it and use its best efforts to maintain and preserve its business organization intact.

         (d) Except as specifically set forth in Southern's letter to UBCP of even date herewith, Southern and Glouster Bank will not:
                 (i) enter into any transaction other than in the ordinary course of business or incur or agree to incur any obligation or liability except liabilities incurred and obligations entered into in the ordinary course of business; (ii) change Glouster Bank's lending, investment, liability management and other material banking policies in any material respect; (iii) except as committed for adjustment as of the date hereof and consistent with prior practice, grant any general or uniform increase in the rates of pay of employees; (iv) incur or commit to any capital expenditures other than in the ordinary course of business (which in no event shall include the establishment of new branches and such other facilities) or any capital expenditures for any purpose which exceed $5,000 in the aggregate, (v) except as provided in Section 9 hereof, merge into, consolidate with or sell its assets to any other corporation or person, or permit any other corporation to be merged or consolidated with it or acquire all of the assets of any other corporation or person, of (vi) except with the express written consent of UBCP sell, transfer or otherwise dispose of any asset which has a book or market value, whichever is greater, of $5,000.

         (e) Southern will not change its or Glouster Bank's methods of accounting in effect at December 31, 1997 except as required by changes in generally accepted accounting principles and concurred in by Southern's independent auditors, and except for the adjustments required as of December 31, 1997 pursuant to paragraph 7(a) hereof, or change any of its methods of reporting income and deductions for Federal income tax purposes from those employed in the preparation of Southern's Federal income tax returns for the taxable year ending December 31, 1996, except for changes required by law.

         (f) Southern will afford UBCP, its officers and other authorized representatives, subject to the confidentiality requirements of Section 10(d) hereof, such access to all books, records, tax returns, leases, contracts and documents of Southern or Glouster Bank and will furnish to UBCP such information with respect to the assets and business of Southern and Glouster Bank as UBCP may from time to time reasonably request in connection with this Merger Agreement and the transactions contemplated hereby.

         (g) Southern will promptly furnish UBCP with copies of all monthly interim financial statements of Southern as they become available, and keep UBCP fully informed concerning all developments which in the opinion of Southern may have a material effect upon the business, properties or condition (either financial or otherwise) of Southern.

         (h) Southern will, and will cause Glouster Bank to, maintain compliance with any and all regulatory agreements to which it or they are a party with any federal or state banking regulatory agencies.

         (i) Southern shall use its best efforts to preserve intact the current business organization of Southern and Glouster Bank, keep available the services of the current officers, employees, and agents of Southern and Glouster Bank, and maintain the relations and good will with customers, depositors, landlords, employees, agents, and others having business relationships with each of them.

         (j) Southern shall cause Glouster Bank to confer with UBCP or UBCP's authorized representative concerning operational matters of a material nature and will obtain UBCP prior written consent, which shall not be unreasonably withheld, before it: (i) engages in any lending activities other than in the Ordinary Course of Business; (ii) makes any 1-4 family unit residential real estate loans in excess of $100,000 to any borrower; (iii) makes any consumer installment or construction loans in excess of $30,000 to any borrower; (iv) extends any equity lines of credit in excess of $50,000 to any borrower; or (v) makes any commercial loans in excess of $50,000 to any borrower (taking into account existing borrowings).

15. Action by UBCP Pending Effective Time. UBCP agrees that from the date of this Agreement until the time the Merger shall become effective or until this Merger Agreement is terminated as provided for herein:

         (a) UBCP will carry on its business in substantially the same manner as heretofore except as otherwise set forth in or contemplated by this Merger Agreement, and UBCP will keep in full force and effect insurance comparable in amount and scope of coverage to that now maintained by it and use its best efforts to maintain and preserve its business organization intact. Southern acknowledges that, in the ordinary course of its business as a bank holding company, UBCP from time-to-time, enters into an agreement(s) to acquire by merger, stock purchase or like means, another financial institution or its holding company.


         (b) UBCP will not change its methods of accounting in effect at December 31, 1997, except as required by changes in generally accepted accounting principles as concurred in by UBCP's independent auditors, or change any of its methods of reporting income and deductions for Federal income tax purposes from those employed in the preparation of the Federal income tax returns of UBCP's Subsidiaries for the taxable year ending December 31, 1996, except for changes required by law or take any action which could jeopardize the tax free nature of the Merger or the pooling of interests accounting treatment for the Merger.

         (c) UBCP will promptly furnish Southern with copies of press releases, interim financial statements of UBCP and all reports, schedules and statements filed by or delivered to UBCP pursuant to the Securities and Exchange Act of 1934 and the rules and regulations promulgated thereunder, as they become available.

         (d) UBCP will afford Southern, its officers and other authorized representatives, subject to the confidentiality requirements of Section 10(d) hereof, such access to all books, records, tax returns, leases, contracts and documents of UBCP and will furnish to Southern such information with respect to the assets and business of UBCP as Southern may from time to time reasonably request in connection with this Merger Agreement and the transactions contemplated hereby.

16. Conditions to Obligations of UBCP. The obligations of UBCP under this Merger Agreement are subject, unless waived by UBCP, to the satisfaction of the following conditions on or prior to the time the Merger shall become effective:

         (a) Prior to the time the Merger shall become effective, UBCP shall not have been deprived of adequate opportunity to conduct such review and examination of the business, properties, and condition (financial or otherwise) of Southern and Glouster Bank as UBCP shall have deemed prudent, and such review and examination shall not have disclosed matters which are inconsistent in any material respect with any of the representations and warranties of Southern contained in this Merger Agreement.

         (b) There shall not have been any material adverse change or discovery of a condition or the occurrence of an event which has or is likely to result in such a material adverse change, in the financial condition, aggregate net assets, shareholders' equity, business or operating results of Southern on a consolidated basis from December 31, 1997 to the time the Merger shall become effective.

         (c) All representations by Southern contained in this Merger Agreement shall be true in all material respects immediately prior to the time the Merger shall become effective as though such representations were made at and as of said date, except for changes contemplated by the Merger Agreement and except also for representations as of a specified time other than the time the Merger shall become effective, which shall be true in all material respects at such specified time.

         (d) UBCP shall have received the opinion of legal counsel for Southern, dated the time the Merger shall become effective, substantially to the effect set forth in Exhibit A hereto.

         (e) Southern shall have performed or satisfied in all material respects all agreements and conditions required by this Merger Agreement to be performed or satisfied by it at or prior to the time the Merger shall become effective.

         (f) At the time the Merger shall become effective, no suit, action or proceeding shall be pending or overtly threatened before any court or other governmental agency of the federal or state government in which it is sought to restrain or prohibit the consummation of the Merger, and no other suit, action or proceeding shall be pending or overtly threatened and no liability or claim shall have been asserted against Southern or Glouster Bank which UBCP shall in good faith determine, with advice of counsel: (i) has a reasonable likelihood of being successfully prosecuted and (ii) if successfully prosecuted, would materially and adversely affect the financial condition, results of operations or shareholders' equity of Southern on a consolidated basis.

         (g) The number of shares as to which shareholders of Southern have exercised their dissenters' rights of appraisal pursuant to the provisions of Section 1701.85 of the Ohio Revised Code does not exceed 10 percent (10%) of the outstanding shares of Southern Common Stock.

         (h) Southern shall have furnished UBCP certificates, signed on its behalf by the Chairman or President and the Secretary or an Assistant Secretary of Southern and dated the time the Merger shall become effective, to the effect that to the best of their knowledge, after due inquiry, the conditions described in Paragraphs (b), (c), (e) and (f) of this Section 16 have been fully satisfied.

         (i) Austin Associates, Inc. ("AAI") shall have issued its written fairness opinion stating that the terms of the Merger are fair and equitable to the shareholders of UBCP from a financial perspective. Such written fairness opinion shall be: (a) in form and substance reasonably satisfactory to UBCP and (b) confirmed by AAI as of the time the Merger shall become effective that the terms of the Merger continue to be fair and equitable to the shareholders of UBCP from a financial perspective.

         (j) UBCP shall have received assurances, satisfactory to it, that the Merger will be accounted for as a pooling of interests transaction.

         (k) UBCP shall have been afforded the opportunity to conduct a phase I environmental audit of any real property owned by Southern or its subsidiaries. In the event a matter is discovered which if known by Southern as of the date of this Agreement would have violated the representation contained in paragraph 13(j) hereof, involves an amount in excess of $50,000, and Southern shall fail to remedy such matter to the reasonable satisfaction of UBCP, then UBCP may terminate this Agreement and neither party shall thereafter have any liability resulting from this Agreement or the transactions contemplated thereby. UBCP shall complete any phase I examination, immediately after the date of this Agreement, but in any event shall complete such within 90 days of this Agreement.

         (l) The members of the Board of Directors of Southern shall have executed this Agreement stating that they shall vote their shares of Southern in favor of the Merger and shall recommend approval of the Merger to the Southern shareholders.

         (m)     Certain loans (namely:  commercial loan numbers
                 71471, and 72936, and 4101701810) shall be paid in full without loss to Glouster Bank.

17. Conditions to Obligations of Southern. The obligations of Southern under this Merger Agreement are subject, unless waived by Southern, to the satisfaction on or prior to the time the Merger shall become effective of the following conditions:

         (a) There shall not have been any material adverse change or discovery of a condition or the occurrence of an event which has or is likely to result in such a material adverse change, in the financial condition, aggregate net assets, shareholders' equity, business, or operating results of UBCP on a consolidated basis from December 31, 1997 to the time the Merger shall become effective.

         (b) All representations and warranties by UBCP contained in this Merger Agreement shall be true in all material respects immediately prior to the time the Merger shall become effective as though such representations and warranties were made at and as of said date, except for changes contemplated by this Merger Agreement, and except also for representations as of a specified time other than the time the Merger shall become effective, which shall be true in all material respects at such specified time.

         (c) Southern shall have received the opinion of Counsel for UBCP dated the time the Merger shall become effective substantially to the effect set forth in Exhibit B hereto.

         (d) UBCP shall have performed or satisfied in all material respects all agreements and conditions required by this Merger Agreement to be performed or satisfied by it at or prior to the time the Merger shall become effective.

         (e) At the time the Merger shall become effective, no suit, action or proceeding shall be pending or overtly threatened before any court or other governmental agency of the federal or state government in which it is sought to restrain, prohibit or set aside consummation of the Merger and no other suit, action or proceeding shall be pending or overtly threatened and no liability or claim shall have been asserted against UBCP or UBCP's Subsidiaries which Southern shall in good faith determine, with advice of counsel: (i) has a reasonable likelihood of being successfully prosecuted and (ii) if successfully prosecuted, would materially and adversely affect the financial condition, results of operations or shareholders' equity of UBCP, on a consolidated basis.

         (f) UBCP shall have furnished Southern a certificate, signed by the Chairman or President and by the Secretary or Assistant Secretary of UBCP and dated the time the Merger shall become effective to the effect that to the best of their knowledge after due inquiry the conditions described in Paragraphs (a),
                 (b), (d) and (e) of this Section 17 have been fully satisfied.

         (g) Prior to the time the Merger shall become effective, Southern shall not have been deprived of adequate opportunity to conduct such review and examination of the business, properties and condition (financial or otherwise) of UBCP and its subsidiaries as Southern shall have deemed prudent, and such review and examination shall not have disclosed matters which are inconsistent in any material respect with any of the representations and warranties of UBCP contained in this Merger Agreement.

         (h) Young and Associates ("Young") or such other financial advisor acceptable to Southern shall have issued its written fairness opinion stating that the terms of the Merger are fair and equitable to the shareholders of Southern from a financial perspective. Such written fairness opinion shall be: (a) in form and substance reasonably satisfactory to Southern; (b) dated as of a date not later than the mailing date of the Proxy Statement/Prospectus relating to the Merger to be mailed to Southern shareholders; (c) included in the Proxy Statement/Prospectus; and (d) confirmed by Young as of the time the Merger shall become effective that the terms of the Merger continue to be fair and equitable to the shareholders of Southern from a financial perspective.

         (i) The shares of UBCP to be issued under the terms of this Agreement shall be approved for listing on the NASDAQ Small Cap Market and no suspension or halt of any kind, (other than such that may be applicable to the market generally) shall be in effect or imposed on the shares of UBCP.

18. Conditions to Obligations of All Parties. In addition to the provisions of Sections 16 and 17 hereof, the obligations of UBCP and Southern to cause the transactions contemplated herein to be consummated shall be subject to the satisfaction of the following conditions on or prior to the time the Merger shall become effective:

         (a) The parties hereto shall have received all necessary approvals of governmental agencies and authorities of the transactions contemplated by this Merger Agreement and each of such approvals shall remain in full force and effect at the time the Merger shall become effective and such approvals and the transactions contemplated thereby shall not have been contested by any federal or state governmental authority by formal proceeding, or contested by any other third party by formal proceeding which the Board of Directors of the party asserting a failure of a condition under this Section 18(a) shall in good faith determine, with the advice of counsel:
                 (i) has a reasonable likelihood of being successfully prosecuted and (ii) if successfully prosecuted, would materially and adversely affect the benefits hereunder intended for such party. It is understood that, if any contest as aforesaid is brought by formal proceedings, UBCP may, but shall not be obligated to, answer and defend such contest. UBCP shall notify Southern promptly upon receipt of all necessary governmental approvals.

         (b) The registration statement required to be filed by UBCP pursuant to Section 10(c) of this Merger Agreement shall have become effective by an order of the Securities and Exchange Commission, the shares of UBCP Common Stock to be exchanged in the Merger shall have been qualified or exempted under all applicable state securities laws, and there shall have been no stop order issued or threatened by the Securities and Exchange Commission that suspends or would suspend the effectiveness of the registration statement, and no proceeding shall have been commenced, pending or overtly threatened for such purpose.

         (c) This Merger Agreement shall have been duly adopted, ratified and confirmed by the requisite affirmative votes of the shareholders of Southern and UBCP.

         (d) UBCP and Southern shall have received the opinion and there shall exist as of, at or immediately prior to the time the Merger shall become effective no facts or circumstances which would render such opinion inapplicable in any respect to the transactions to be consummated hereunder of Werner & Blank Co., L.P.A. substantially to the effect that:

                 (i) The statutory merger of Southern with and into UBCP will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code;
                 (ii) No taxable gain or loss will be recognized by Southern or UBCP as a consequence of the transactions herein contemplated;
                 (iii) No taxable gain or loss will be recognized by the shareholders of Southern on the exchange of their shares of Southern Common Stock for shares of UBCP Common Stock (disregarding for this purpose any cash received for fractional share interests to which they may be entitled);
                 (iv) The federal income tax basis of the UBCP Common Stock received by the shareholders of Southern Common Stock for their shares of Southern Common Stock will be the same as the federal income tax basis of the Southern Common Stock surrendered in exchange therefor; and
                 (v) The holding period of the UBCP Common Stock received by a shareholder of Southern for his shares of Southern Common Stock will include the period for which the Southern Common Stock exchanged therefor was held, provided the exchanged Southern Common Stock was held as a capital asset by such shareholder on the date of the exchange.

19. Nonsurvival of Representations and Warranties. The respective representations and warranties of UBCP and Southern set forth in Sections 12 and 13 shall not survive the time the Merger shall become effective.

20. Governing Law. This Merger Agreement shall be construed and interpreted according to the applicable laws of the State of Ohio.

21. Assignment. This Merger Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Merger Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party.

22.      Satisfaction of Conditions; Termination.

         (a) UBCP agrees to use its best effort to obtain satisfaction of the conditions insofar as they relate to UBCP, and Southern agrees to use its best efforts to obtain the satisfaction of the conditions insofar as they relate to Southern. If any condition to the obligations of UBCP set forth in Section 16 or 18 is not substantially satisfied at the time or times contemplated thereby and such condition is not waived by UBCP, or if any condition to the obligations of Southern set forth in Section 17 or 18 is not substantially satisfied at the time or times contemplated thereby and such condition is not waived by Southern, or if at any time prior to the time the Merger shall become effective, it shall become reasonably certain that such condition will not be substantially satisfied and such condition is not waived by UBCP or Southern, as the case may be, either UBCP or Southern may terminate this Merger Agreement by written notice to the other party after the expiration of fifteen (15) days written notice to the other party during which time such other party shall have an opportunity to cure such defect in said condition. This Merger Agreement may be terminated and abandoned (either before or after the meetings of shareholders contemplated hereby) by mutual written consent of UBCP and Southern authorized by their respective Boards of Directors. In the event of such termination caused otherwise than by breach of this Merger Agreement by any of the parties hereto, this Merger Agreement shall cease and terminate, the acquisition of Southern as provided herein shall not be consummated, and neither UBCP nor Southern shall have any further liability under this Merger Agreement of any nature whatever, including any liability for damages. In the event this Merger Agreement is terminated, the duties of both parties with respect to confidential information set forth in Sections 10(d) shall survive any such termination. In addition to the other grounds for termination of this Merger Agreement set forth herein, this Merger Agreement can be terminated by written notice by either party to the other, in each case authorized by its Board of Directors, if the Merger shall not have been consummated by December 31, 1998 or the date of such notice, whichever is later.

         (b) If termination of this Merger Agreement shall be judicially determined to have been caused by breach of this Merger Agreement, then, in addition to other remedies at law or equity for breach of this Merger Agreement, the party so found to have breached this Merger Agreement shall indemnify the other parties for their respective costs, fees and expenses of its counsel, accountants and other experts and advisors as well as fees and expenses incident to negotiation, preparation and execution of this Merger Agreement and related actions and its shareholders' meetings and actions.

23. Waivers Amendments. Any of the provisions of this Merger Agreement may be waived at any time by the party which is, or the shareholders of which are, entitled to the benefit thereof, by such party. This Merger Agreement may be amended or modified in whole or in part by an agreement in writing executed in the same manner (but not necessarily by the same person) as this Merger Agreement and which makes reference to this Merger Agreement, pursuant to a resolution, adopted by the Boards of Directors of the respective parties, provided, however, such amendment or modification may be made in this manner by the respective Boards of Directors of UBCP and Southern at any time prior to a favorable vote of such party's shareholders, but may be made after a favorable vote by the shareholders of such party, only if, in the opinion of its Board of Directors, such amendment or modification will not have any material adverse effect on the benefits intended under this Merger Agreement for the shareholders of such party and will not require resolicitation of any proxies from such shareholders or further shareholder approval is obtained.

24. Entire Agreement. This Agreement supersedes any other agreement, whether written or oral, that may have been made or entered into by UBCP and Southern or by any officer or officers of such parties relating to the acquisition of the business or the capital stock of Southern by UBCP. Except for the letters specified in this Merger Agreement and of even date herewith, this Agreement and the Exhibits thereto constitute the entire agreement by the parties, and there are no agreements or commitments except as set forth herein and therein.

25. Captions; Counterparts. The captions in this Merger Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Merger Agreement. This Merger Agreement may be executed in several counterparts, each of which shall constitute one and the same instrument.

26. Notices. All notices and other communications hereunder shall be deemed to have been duly given if forwarded by a nationally recognized overnight courier service. All notices and other communications hereunder given to any party shall be communicated to the remaining party to this Merger Agreement by mail in the same manner as herein provided.

                 (a)  If to UBCP, to:

                 Mr. James W. Everson
                 Chairman, President and CEO
                 UBCP Bancorp, Inc.
                 P.O. Box 10
                 201 South Fourth Street,
                 Martins Ferry, OH  43935
                 With copies to:

                 Martin D. Werner, Esq.
                 Werner & Blank Co., L.P.A.
                 7205 W. Central Avenue
                 Toledo, Ohio  43617


                 (b)  If to Southern, to:
                 Mr. L. E. Richardson, Jr.
                 Chairman, President and CEO
                 Southern Ohio Community Bancorporation, Inc.
                 88 High Street
                 Glouster, OH   45732-0127

                 With copies to:

                 Mr. Jeff Robb
                 Robb, Dixon
                 1205 Weaver Drive
                 Granville, OH   43023

                 And,

                 Mr. Gary Young
                 Young & Associates, Inc.
                 P.O. Box 711
                 121 E. Main Street
                 Kent, OH   44240

                 and,

                 Paul J. Gerig, Esq.
                 Gerig and Gerig
                 Attorneys At Law
                 P.O. Box 268
                 3 West Stimson Avenue
                 Athens, OH   45701

27. Undertakings of Affiliates. Each of UBCP and Southern shall cause the following:

                 (A)  Southern shall cause to be received, an
                      undertaking in writing from each "affiliate" of Southern within the meaning of Rule 145 of the Securities and Exchange Commission pursuant to the Securities Act of 1933, in each case in form and substance satisfactory to counsel for UBCP, to the effect that: (i) so long as UBCP continues to file all "current public information" concerning UBCP, any disposition made by such person of any share of UBCP Common Stock received by such person pursuant to this Merger Agreement shall be made within the limits and in accordance with the applicable provisions of said Rule 145, as such Rule may be amended from time to time, and (ii) such person will not sell, assign or transfer any of such UBCP Common Stock until UBCP shall have published financial results including the combined operations of UBCP and Southern for a period of at least 30 days following the time the Merger shall become effective.

                 (B) UBCP shall cause each of its affiliates, as defined in (A) above, to undertake that such person will not sell, assign, or transfer any UBCP Common Stock until UBCP shall have published financial results including the combined operations of UBCP and Southern for a period of at least 30 days following the time the Merger shall become effective.

28. Publicity. The parities acknowledge that UBCP is subject to the informational reporting requirements of the Securities and Exchange Act of 1934 and the rules of the Securities and Exchange Commission promulgated thereunder. UBCP and Southern agree to consult with and obtain the consent of the other, prior to any media release or other public disclosures as to the matters covered by this Agreement, except as may be required by law.

                         {SIGNATURES ON FOLLOWING PAGE}

         IN WITNESS WHEREOF, this Merger Agreement has been executed the day and year first above written.

ATTEST:                                 United Bancorp, Inc.

By: /s/ Randall M. Greenwood            By: /s/ James W. Everson
   -------------------------------         ------------------------------------
   Randall M. Greenwood,                   James W. Everson
   Vice President & CFO                    Chairman, President and CEO


ATTEST:                                 Southern Ohio
                                        Community Bancorporation, Inc.

By: /s/ Theodore R. Swallow             By: /s/ L.E. Richardson, Jr.
   -------------------------------         ------------------------------------
   Theodore R. Swallow,                    L.E. Richardson, Jr.
   Vice President & Treasurer              Chairman, President and CEO





                             DIRECTORS UNDERTAKING

Pursuant to the provisions of Sections 16(l) and 27 hereof, each of the undersigned, being a Director of Southern, hereby agrees to vote shares of Southern owned by them or over which they exercise voting control in favor of the Merger, to support the Merger and to make the undertakings set forth in
Section 27.


__________________________________       ______________________________________


__________________________________       ______________________________________


__________________________________       ______________________________________


__________________________________       ______________________________________

                                   EXHIBIT A

__________, 1998


United Bancorp, Inc.
201 South Fourth Street
Martins Ferry, OH   43935

Ladies and Gentlemen:

         We have acted as special counsel to Southern Ohio Community Bancorporation, Inc. ("Southern"), an Ohio corporation and bank holding company, solely in connection with certain transactions contemplated by the Agreement of Merger (the "Agreement of Merger"), dated _______, 1998, by and between Southern and United Bancorp, Inc. ("UBCP"), an Ohio corporation and bank holding company.

         This opinion is furnished to you pursuant to Section ____ of the Merger Agreement.

You have requested our opinion regarding certain matters in connection with the Agreement. In our capacity as special counsel for Southern and Glouster Bank, we have examined the originals or copies of such certificates, documents and corporate records upon which we have relied regarding our opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all items submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. We have further assumed the due authorization of such documents by all parties other than Southern and Glouster Bank and the taking of all requisite action respecting such documents, the due execution and delivery of such documents by each party and have additionally assumed that all agreements are the valid and binding agreement of all parties to such agreements, other than Southern and Glouster Bank.

Wherever a statement herein is qualified by "to the best of our knowledge," or a similar phrase, it is intended to indicate that, during the course of our representation of Southern and Glouster Bank, no information has been provided to those partners in this firm who have had substantive involvement in rendering legal services in connection with the representation described in the introductory paragraph of this opinion letter that would give us knowledge of the inaccuracy of such statement.

This Opinion Letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this Opinion Letter should be read in conjunction therewith. The law addressed by this opinion is limited to the law of the State of Ohio and the federal law of the United States of America.

The opinions hereinafter expressed are subject to the following qualifications, notwithstanding anything herein to the contrary:

         (a) Our opinions in paragraphs (1) and (4) below as to the valid existence Southern and Glouster Bank are based solely upon certificates from public officials as to valid existence, copies of which certificates are attached hereto.

         (b) Our opinions below are limited to the matters expressly set forth in this opinion letter, and no opinion is to be implied or may be inferred beyond the matters expressly so stated. Without limiting the foregoing, we express no opinion as to the antifraud provisions of federal and state securities laws.

         (c) We disclaim any obligation to update this opinion letter for events occurring after the date of this opinion letter.

         (d) Our opinions below are limited to the effect of the laws of Ohio and the federal laws of the United States of America. We express no opinion with respect to the effect of the laws of any other jurisdiction on the transactions contemplated by the Agreement.

         (e) In rendering this opinion, we have relied as to all matters of fact on certificates or responsible officers of Southern and Glouster Bank and of public officials, copies of which are attached hereto.

         Based upon and subject to the foregoing and in reliance thereon, and subject to the assumptions, exceptions and qualifications set forth herein, it is our opinion that:

1. Southern is a corporation validly existing and in good standing under the laws of the State of Ohio and has the requisite corporate power and authority to own its properties and to carry on the business in which it is now engaged. Southern owns all of the capital stock of Glouster Bank free and clear of all liens and security interests.

2. All necessary corporate proceedings of Southern have been duly taken to authorize the execution, delivery and performance of the Agreement by Southern and the consummation of the transactions contemplated by the Agreement, subject in all events to any conditions stated in said Agreement. The Agreement constitutes the legal, valid and binding obligation of Southern, enforceable in accordance with its terms, except:

    a. as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or similar laws affecting creditors' rights; and

    b. that the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings may be brought.

3. The execution, delivery and performance of the Agreement by Southern will not violate or result in a breach of any term of Southern's Articles of Incorporation or Code of Regulations, or violate, result in a breach of, or constitute a default under any term of any material agreement known to us to which Southern is a party.

4. Glouster Bank is a banking corporation validly existing under the laws of the State of Ohio, and has the requisite corporate power and authority to own its properties and carry on the business in which it is now engaged.

5. The authorized capital stock of Southern consists of _________, shares of common stock without par value 39,000 of which are outstanding To our knowledge, there are no outstanding options, warrants, or other rights to acquire, or securities convertible into any capital stock of Southern. The outstanding shares of common stock of Southern validly authorized and issued, and non-assessable, and not, to the best of our knowledge, issued in violation of the pre-emptive rights of any person.

6. To our knowledge, except as disclosed herein, there is no litigation, action, suit, investigation or proceeding pending or, to the best of our knowledge after due inquiry of Southern and its executive officers, overtly threatened against or affecting Southern or involving any of its respective properties or assets, at law or in equity, before any federal, state, municipal, local or other governmental authority.

7. All consents or approvals of any regulatory authority having jurisdiction over Southern or its subsidiaries that are required to be obtained in connection with the Merger and the transactions contemplated by the Agreement have been obtained.

This opinion is solely for the benefit of the addressee hereof and may not be relied upon by any other person or party or in any other context without our prior written consent. This opinion is delivered as of the date hereof, and we expressly disclaim any undertaking to update it.

Very truly yours,



____________________

                                   EXHIBIT B

____________, 1998


Southern Ohio Community Bancorporation, Inc.
88 High Street
Glouster, OH   45732-0127

Re: United Bancorp, Inc.

Gentlemen:

We have acted as special counsel to United Bancorp, Inc. ("UBCP") an Ohio corporation, in connection with the contemplated Merger Agreement dated ______, 1998 (the "Agreement") between Southern Ohio Community Bancorporation, Inc. ("Southern") and UBCP. This Opinion Letter is rendered to you pursuant to Section _______ of the Agreement. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

You have requested our opinion regarding certain matters in connection with the Agreement. In our capacity as special counsel for UBCP and UBCP's Subsidiaries, we have examined the originals or copies of such certificates, documents and corporate records upon which we have relied regarding our opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all items submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. We have further assumed the due authorization of such documents by all parties other than UBCP and UBCP's Subsidiaries and the taking of all requisite action respecting such documents, the due execution and delivery of such documents by each party and have additionally assumed that all agreements are the valid and binding agreement of all parties to such agreements, other than UBCP and UBCP's Subsidiaries.

Wherever a statement herein is qualified by "to the best of our knowledge," or a similar phrase, it is intended to indicate that, during the course of our representation of UBCP and UBCP's Subsidiaries, no information has been provided to those partners in this firm who have had substantive involvement in rendering legal services in connection with the representation described in the introductory paragraph of this opinion letter that would give us knowledge of the inaccuracy of such statement.

This Opinion Letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this Opinion Letter should be read in conjunction therewith. The law addressed by this opinion is limited to the law of the State of Ohio and the federal law of the United States of America.

The opinions hereinafter expressed are subject to the following qualifications, notwithstanding anything herein to the contrary:

         (a) Our opinions in paragraphs (1) and (4) below as to the valid existence of UBCP and UBCP's Subsidiaries are based solely upon certificates from public officials as to valid existence, copies of which certificates are attached hereto.

         (b) Our opinions below are limited to the matters expressly set forth in this opinion letter, and no opinion is to be implied or may be inferred beyond the matters expressly so stated. Without limiting the foregoing, we express no opinion as to the antifraud provisions of federal and state securities laws.

         (c) We disclaim any obligation to update this opinion letter for events occurring after the date of this opinion letter.

         (d) Our opinions below are limited to the effect of the laws of Ohio, the federal laws of the United States of America, and the state securities "blue sky" laws of jurisdictions where shareholders of Southern reside. We express no opinion with respect to the effect of the laws of any other jurisdiction on the transactions contemplated by the Agreement.

         (e) In rendering this opinion, we have relied as to all matters of fact on certificates or responsible officers of UBCP and UBCP's Subsidiaries and of public officials, copies of which are attached hereto.

         Based upon and subject to the foregoing and in reliance thereon, and subject to the assumptions, exceptions and qualifications set forth herein, it is our opinion that:

1. UBCP is a corporation validly existing and in good standing under the laws of the State of Ohio and has the requisite corporate power and authority to own its properties and to carry on the business in which it is now engaged. UBCP owns all of the capital stock of UBCP's Subsidiaries free and clear of all liens and security interests.

2. All necessary corporate proceedings of UBCP have been duly taken to authorize the execution, delivery and performance of the Agreement by UBCP and the consummation of the transactions contemplated by the Agreement, subject in all events to any conditions stated in said Agreement. The Agreement constitutes the legal, valid and binding obligation of UBCP, enforceable in accordance with its terms, except:

    a. as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or similar laws affecting creditors' rights; and

    b. that the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings may be brought.

3. The execution, delivery and performance of the Agreement by UBCP will not violate or result in a breach of any term of UBCP's Articles of Incorporation or Code of Regulations, or violate, result in a breach of, or constitute a default under any term of any material agreement known to us to which UBCP is a party.

4. UBCP's Subsidiaries are state banking corporations validly existing under the laws of the Ohio and each has the requisite corporate power and authority to own its properties and carry on the business in which it is now engaged.

5. The authorized capital stock of UBCP consists of 10,000,000, shares of common of $1 par value per share of which ______________ are outstanding as of the date of the Agreement. The outstanding shares of common stock of UBCP are, and the shares to be issued in accordance with the Agreement will be, validly authorized and issued, and non-assessable.

6. To our knowledge, except as disclosed herein, there is no litigation, action, suit, investigation or proceeding pending or, to the best of our knowledge after due inquiry of UBCP and its executive officers, overtly threatened against or affecting UBCP or involving any of its respective properties or assets, at law or in equity, before any federal, state, municipal, local or other governmental authority.

7. All consents or approvals of any regulatory authority having jurisdiction over UBCP or its subsidiaries that are required to be obtained in connection with the Merger and the transactions contemplated by the Agreement have been obtained.

8. The Registration Statement on Form S-4 filed by UBCP pursuant to the Agreement has become effective and no stop order revoking such effectiveness has been issued or has been threatened. UBCP has complied, in all material respects, with the state securities "blue sky" laws of the jurisdictions where Southern shareholders reside in connection with the issuance of the UBCP Common Stock in connection with the Merger.

This opinion is solely for the benefit of the addressee hereof and may not be relied upon by any other person or party or in any other context without our prior written consent. This opinion is delivered as of the date hereof, and we expressly disclaim any undertaking to update it.

Very truly yours,


/s/ Werner & Blank Co. L.P.A.